Exhibit 1

FOR IMMEDIATE RELEASE

August 17, 2004

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp

Announcement of Listing Approved for the Stock of
Nissin Servicer Co., Ltd., a Consolidated Subsidiary

Nissin Co., Ltd. (“the Company”), hereby announces that the listing of consolidated subsidiary Nissin Servicer Co., Ltd.’s stock on the Mothers market was approved by the Tokyo Stock Exchange, Inc. (TSE), on August 17, 2004.

The Company’s group (hereinafter “NIS Group”), which consists of the Company, nine subsidiaries and three affiliates, supplies diversified financial services to reinforce the “credit business for small to medium-sized enterprises (SMEs)” as its core business. In addition, NIS Group invests in approximately 40 unlisted corporations that are mostly venture companies for which potential synergies with NIS Group companies can be expected.

The Company believes that the listing of stock of any subsidiary or affiliate enhances the synergies of the overall NIS Group through the future development of the subsidiary/affiliate concerned, thereby leading to improved corporate value in the Company’s equity rather than a dilution of shares and increased shareholder value through the development of the Company’s core business.

Meanwhile, the Company will continue to invest in unlisted corporations to support entrepreneurial SMEs for which financial conditions do not easily meet the requirements of our core financing business. We are confident that the future business expansion of such unlisted corporations owing to investment by the Company and alliances with NIS Group companies, as well as the potential for an initial public offering (IPO), will help improve the Company’s earnings. In the ongoing and subsequent fiscal years, the Company believes it can realize several IPOs from these unlisted corporations.

As a reliable risk-taking partner of SMEs, the Company is devoted to supplying “total financial solutions” by seeking synergies with NIS Group companies and endeavors to improve its stock value by proactively contributing to the development of Japan’s SME entrepreneurs.

Note:
This document has been prepared for informational purposes only and not for the purpose of soliciting an investment. The securities of Nissin Servicer will not and have not been registered under the U.S. Securities Exchange Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.